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                                                                  EXHIBIT (a)(7)

                  Summary Advertisement, dated April 21, 1997
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated April 21, 1997, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Salomon Brothers Inc or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                              AST RESEARCH, INC.
                                      AT
                              $5.40 NET PER SHARE
                                      BY
                         SAMSUNG ELECTRONICS CO., LTD.

        Samsung Electronics Co., Ltd., a Korean corporation ("Purchaser"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (including the Associated Rights, as defined in the Offer to Purchase) (collectively, the "Shares"), of AST Research, Inc., a Delaware corporation (the "Company"), at a price of $5.40 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The purpose of the Offer is to enable Purchaser to acquire the entire equity interest in the Company. As of April 21, 1997, Purchaser and its subsidiaries own 26,389,336 Shares, representing approximately 45.5% of the outstanding Shares, and hold options to purchase an additional 4,400,000 Shares. Following consummation of the Offer and subject to the terms and conditions set forth in the Merger Agreement, Purchaser is obligated to effect the Merger described below.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 19, 1997, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of April 14, 1997 (the "Merger Agreement") by and among the Company, Purchaser and AST Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Sub"). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Sub will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Purchaser. At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Purchaser, Sub or any subsidiary of Purchaser or the Company, and other than Shares held by stockholders who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $5.40 per Share (or any higher per Share price which may be paid for Shares pursuant to the Offer), net to the stockholder in cash, without interest.
        THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE INDEPENDENT DIRECTORS OF THE COMPANY, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PURCHASER AND ITS AFFILIATES), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
        The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including receipt by Purchaser and the Company of certain governmental and regulatory approvals. The Offer is not conditioned on any minimum number of Shares being tendered.
        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares that have been validly tendered to Purchaser and not properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance of payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. In no circumstances will interest be paid on the purchase price, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) as described in Section 2 of the Offer to Purchase); (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)); and (iii) any other documents required by the Letter of Transmittal.
        The term "Expiration Date" means 5:00 P.M., New York City time, on Monday, May 19, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer set forth in the Offer to Purchase, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or as otherwise may be required by law or applicable regulation or practice.
        Tenders of Shares pursuant to the Offer will be irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time on or after June 20, 1997. For a withdrawal to be effective, a written ,telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfers as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchase in its sole discretion, whose determination will be final and binding.
        The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
        The information required to be disclosed by Rule 14d-6(e)(1)(vii) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
        THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
        Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager.

                    The Information Agent for the Offer is:
                       [LOGO OF MACKENZIE PARTNERS, INC]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         CALL TOLL-FREE (800) 322-2285

                     The Dealer Manager for the Offer is:
                             SALOMON BROTHERS INC
                             333 South Hope Street
                             Los Angeles, CA 90071
                                (213) 253-1842
                                (CALL COLLECT)

April 21, 1997